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                     November 30, 2022

       D. James Carpenter
       Chairman
       RMG Acquisition Corp. III
       57 Ocean, Suite 403
       5775 Collins Avenue
       Miami Beach, FL 33140

                                                        Re: RMG Acquisition
Corp. III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-40013

       Dear D. James Carpenter:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David S. Allinson, Esq.